Exhibit 10.1

Amended and restated

EMPLOYMENT AGREEMENT

THIS AMENDED AND RESTATED EMPLOYMENT AGREEMENT (this “Agreement”), dated as of September 16, 2014, is entered into by and between CARTESIAN, INC., a Delaware corporation, f/k/a The Management Network Group, Inc. (the “Company”), with offices at 7300 College Boulevard – Suite 302, Overland Park, Kansas 66210, and DONALD E. KLUMB, an individual (“Employee”), residing at 12617 Juniper Circle, Leawood, Kansas 66209.

RECITALS

The Company wishes to obtain the services of Employee and Employee wishes to perform such services on the terms and conditions contained herein.

Therefore, the parties hereby agree as follows:

1.           EMPLOYMENT. Subject to the terms and conditions of this Agreement, effective as of September 16, 2014 (the “Effective Date”), the Company hereby continues to employ Employee as Chief Executive Officer, President and Chief Financial Officer of the Company to perform the duties described in Section 4 hereof.

2.           TERM. The term of this Agreement shall continue through February 2, 2015, unless such term is terminated earlier pursuant to Section 7 hereof (the “Initial Term”). The Agreement shall automatically renew for successive one-year renewal terms unless either party gives the other party at least sixty (60) days advance notice of their intent not to renew (“Notice of Non-Renewal”). Such Initial Term and any such renewal terms may be collectively referred to as the “Term”.

3.           COMPENSATION.

3.1           Salary. Subject to the adjustment provisions herein, Employee shall be paid biweekly installments based upon an annual base salary of $350,000. The Company may adjust Employee’s base salary at any time in its sole discretion to reflect Employee’s performance; provided, however, that Employee’s base salary shall at no time be less than the minimum base salary set forth in the first sentence of this paragraph. Amounts paid pursuant to this Section 3.1 are hereinafter referred to as “Base Salary.”

3.2           Bonus. In addition to Employee’s Base Salary, Employee shall be: (a) entitled to receive an incentive bonus in an amount which may be determined by the Board provided that Employee achieves the reasonable performance goals and objectives established by the Board for Employee for any given year in the Term; and (b) eligible to participate in the Company’s bonus pool for the Company’s executive officers which may be established for any given year in the Term pursuant to the executive incentive compensation plan, as duly approved by the Compensation Committee of the Board. For any given year in the Term for which the bonus pool is established, the Board shall establish for the year the amount of the bonus pool and the reasonable performance goals to be achieved as a condition to the Company’s eligible executives being entitled to the bonus pool pursuant to the executive incentive compensation plan. The annual performance goals related to the bonus pool shall be based upon the Company’s overall performance or the other factors specified in the plan and established as performance goals for the applicable year. The Board and Employee shall agree upon those executive employees of the Company, in addition to Employee, who are eligible to participate in the executive incentive compensation plan. Employee shall determine the allocation of the bonus pool among eligible participants, subject to approval of the Board. To the extent that any amounts are intended to qualify for the "qualified performance-based compensation" exception under Section 162(m) of the Code (as defined below), the Board and Employee may agree upon different procedures for implementing the bonus pool in order to attempt to qualify for such exception. The individual incentive bonus for Employee and Employee’s allocable portion of the bonus pool as described herein are referred to as the “Bonus.” In order to be eligible to receive a Bonus, Employee must be employed by the Company on the last day of the applicable fiscal year for which the performance goals are established. The Bonus, if any, shall be paid within two and one-half months after the end of the applicable fiscal year.

3.3           Other Compensation. The Compensation Committee of the Board shall periodically (and in any event, annually) review Employee’s compensation and recommend to the Board of Directors for its consideration such modifications, if any, to such compensation as the committee determines may be appropriate for the Chief Executive Officer, President and Chief Financial Officer of the Company. In connection with such process, the Compensation Committee may recommend that the Board consider extraordinary bonuses and other forms of compensation for Employee.

3.4           Equity Awards. Upon dissolution of the special committee of the Board and at such time as permissible in accordance with applicable rules and regulations of the U.S. Securities and Exchange Commission, the Board will evaluate and determine whether to grant to Employee non-qualified stock options and/or shares of restricted stock in the Company or such other equity awards as the Board determines.

4.           DUTIES. Employee shall, during the term hereof, be an officer of the Company and have the title of Chief Executive Officer, President and Chief Financial Officer of the Company, and shall perform such duties as and have such authority as are customary and usual for such position and as may reasonably be directed by the Board of the Company. Without limiting the generality of the foregoing:

4.1           Full Time. Employee shall devote Employee’s full working time, ability and attention to the business of the Company and shall, in accordance with the highest ethical and professional standards, seek to maximize the financial success of the Company’s business and to optimize the goodwill and reputation of the Company within its industry and with its customers. During the term of this Agreement, Employee agrees that he will not become involved in the active ownership or management of any business enterprise that will interfere with the performance of his duties hereunder. Employee further warrants that he will not engage, directly or indirectly, in any other business activity (whether or not pursued for pecuniary advantage) that is or may be in conflict with, or that might place him in a conflicting position to, that of the Company. So that the Company may be aware of the extent of any other demands upon Employee’s time and attention, Employee shall disclose in confidence to the Company the nature and scope of any other business activity in which he is or becomes engaged during his employment with the Company. Employee also warrants that he is not a party to any valid or binding agreement or legal relationship whose performance or execution would interfere with the performance of his duties under this Agreement. Employee may serve as a director of other corporations or entities with the prior approval of the Board, which approval will not be unreasonably withheld.

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4.2           Reporting. Employee shall report to the Executive Chairman of the Board of the Company, or at such time as there is no longer an Executive Chairman of the Board, to the Board.

5.           EXPENSES. Subject to such rules and procedures as the Company from time to time specifies, the Company shall reimburse Employee on a bi-weekly basis for reasonable business expenses necessarily incurred in the performance of duties under this Agreement.

6.           BENEFITS. Except as otherwise set forth herein, Employee shall be entitled to fringe benefits and paid time off as set forth below.

6.1           Participation in Employee Benefit Plans. Employee shall be eligible to participate in any health, disability, and group term life insurance plans or other perquisites and fringe benefits that the Company extends generally from time to time to the executive officers of the Company. These benefits described in this Section 6.1 are collectively referred to herein as “Fringe Benefits”.

6.2           Paid Time Off. Employee shall be eligible for Personal Time Off in accordance with the Company’s Personal Time Off policy then in effect and applicable to executive officers of the Company.

7.           TERMINATION AND NOTICE OF NON-RENEWAL OF AGREEMENT.

7.1           Termination By The Company Due to Death or Disability. In the event of Employee’s death during the Term, this Agreement and the employment of Employee hereunder shall terminate automatically as of the date of death, except that Sections 9, 10, 11, 12, and 13 shall survive such termination. In the event of Employee’s Disability (as hereinafter defined) for ninety (90) consecutive calendar days or one hundred and twenty (120) calendar days in the aggregate during any twelve (12) months of the Term, the Company shall have the right, by written notice to Employee, to terminate this Agreement and the employment of Employee hereunder as of the date of such notice, except that Sections 9, 10, 11, 12, and 13 shall survive such termination. “Disability” for the purposes of this Agreement shall (A) be determined by an independent physician selected by the Company and (B) mean Employee’s physical or mental disability so as to render Employee substantially incapable, despite reasonable accommodations, of carrying out Employee’s duties under this Agreement. In the event of termination pursuant to this Section 7.1, the Company shall not be under any further obligation to Employee hereunder except to promptly pay Employee (i) salary and benefits accrued and unpaid up to the date of termination, (ii) any earned but unpaid Bonus, if any, with respect to any completed fiscal year immediately preceding the date of termination pursuant to Section 3.2 hereof, (iii) reimbursement for expenses accrued and payable under Section 5 hereof, and (iv) if the termination is due to Disability, (A) payment of Employee’s monthly Base Salary on the Company’s regularly scheduled payrolls during each of the 3 months immediately following termination, but in no event shall any such amount be paid later than two and one-half months after the last day of the year in which the corresponding amount of such payment if not yet received has ceased to be subject to a substantial risk of forfeiture within the meaning of Section 409A of the Internal Revenue Code of 1986, as amended (the “Code”), and (B) payment or reimbursement of the premium for any COBRA benefits Employee elects through Company for a period of six months from the date of termination.

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7.2           Termination By the Company Due to Cause. The Company shall have the right to discharge Employee and terminate this Agreement for Cause (as hereinafter defined) during the Term by written notice to Employee and this Agreement shall be deemed terminated as of the date of such notice, except that Sections 9, 10, 11, 12, and 13 shall survive such termination. For the purpose of this Agreement, “Cause” shall mean, in the Company’s good faith belief:

(i)           The committing of any criminal act under federal, state or local law, where such act would be a) a felony or b) a crime involving moral turpitude which, in the reasonable judgment of the Company, has materially interfered or will materially interfere with the ability of Employee to perform his duties hereunder, or has caused or will cause material harm to the Company or its business; provided that, for purposes of this provision, a finding of guilt and/or plea of guilty/nolo contender (no contest) is sufficient but not necessary.

(ii)           The breach of any provision of this Agreement, including, but not limited to, by acting dishonestly or negligently regarding Employee’s performance hereunder, and Employee’s failure to cure such breach within ten (10) business days of written notice from Company.

(iii)           The failure to perform Employee’s duties under this Agreement (other than for reasons related to illness, injury or temporary disability).

(iv)           The material violation of any applicable local, state or federal law relating to discrimination or harassment.

(v)           The material violation of Company’s policies and/or practices applicable to those at Employee’s level, including, but not limited to, its employment policies and/or practices, including but not limited to non-discrimination, anti-harassment and non-retaliation policies and practices.

(vi)           The taking of any action, whether intentionally or not, or failure to act, where such action/inaction has the effect of materially undermining or harming the Company, its management, its business, its reputation or its customers/clients/employees.

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(vii)           The failure to comply with any oral or written report or directive of the Company, which failure is not remedied within ten (10) business days of written notice from Company regarding same.

Any act, or failure to act, based upon the authority given pursuant to a resolution duly adopted by the Board or upon the advice of counsel for the Company shall be conclusively presumed to be done, or permitted to be done, by Employee in good faith and in the best interest of the Company. Termination of Employee’s employment shall not be deemed to be for Cause unless and until the Company delivers to Employee a copy of a resolution duly adopted by the affirmative vote of not less than a majority of the Board finding that the Employee is guilty of the conduct described in any of (i)-(vii) above.

In the event of a termination pursuant to this Section 7.2, the Company shall not be under any further obligation to Employee hereunder, except to promptly pay Employee (a) salary and benefits accrued but unpaid up to the date of termination, (b) reimbursement for expenses accrued and payable under Section 5 hereof, and (c) any other benefits required by applicable law (e.g. COBRA), if eligible.

7.3           Termination By the Company Other Than Due to Death, Disability or Cause. This Agreement and the employment of Employee hereunder may be terminated by the Company other than due to death, Disability or Cause by giving at least thirty (30) days prior written notice to the Employee at any time during the Term and such termination shall be effective as of the date of termination stated in such notice, except that Sections 9, 10, 11, 12, and 13 shall survive such termination. In the event of a termination pursuant to this Section 7.3, the Company shall not be under any further obligation to Employee hereunder, except to promptly pay Employee (i) salary and benefits accrued but unpaid up to the date of termination, (ii) any earned but unpaid Bonus, if any, with respect to any completed fiscal year immediately preceding the date of termination pursuant to Section 3.2 hereof, (iii) reimbursement for expenses accrued and payable under Section 5 hereof, and (iv) Severance Benefits (as defined below) pursuant to Section 7.4.

7.4           Severance Benefits. For purposes of this Agreement, “Severance Benefits” shall mean (i) twelve (12) months of Employee’s Base Salary payable on the sixtieth (60th) day following Employee's termination in one lump sum, and (ii) payment or reimbursement to Employee of the premium for any COBRA benefits Employee elects through Company for a period of twelve months from the date of termination.

7.5           Termination by Employee. The Employee shall have the right to terminate Employee’s employment under this Agreement by giving thirty (30) days prior written notice to the Company at any time, and such termination shall be effective as of the date of termination stated in such notice, except that Sections 9, 10, 11, 12, and 13 shall survive such termination.

(a)           Termination By Employee Other Than for Constructive Termination. In the event Employee terminates employment under this Section 7.5 for other than Constructive Termination (as defined below), the Company shall not be under any further obligation to Employee hereunder, except to promptly pay Employee (i) salary and benefits accrued but unpaid up to the date of termination, (ii) any earned but unpaid Bonus, if any, with respect to any completed fiscal year immediately preceding the date of termination pursuant to Section 3.2 hereof, and (iii) reimbursement for expenses accrued and payable under Section 5 hereof.

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(b)           Termination by Employee for Constructive Termination. Notwithstanding anything in this Agreement to the contrary, a “Constructive Termination” will be deemed to have occurred pursuant to this Section 7.5 if there should occur the following:

(i)           a material adverse change in Employee’s position causing it to be of materially less authority, duties or responsibility without Employee’s written consent, and such a materially adverse change shall in all events be deemed to occur if Employee no longer serves as Chief Executive Officer, President and Chief Financial Officer of the Company or any parent company of Company unless Employee consents in writing to such change, or if Richard P. Nespola is reinstated as the Chief Executive Officer and/or Chairman of the Board of the Company;

(ii)           a material reduction, without Employee’s written consent or except as expressly permitted in this Agreement, in Employee’s Base Salary;

(iii)           a relocation of Employee’s principal place of employment by more than 50 miles without Employee’s consent;

(iv)           a material breach of any provision of this Agreement by Company.

Notwithstanding the above, in no event shall a Constructive Termination exist unless (1) Employee provides a written notification to the Company sufficiently describing the event or condition alleged to give rise to the Constructive Termination within 90 days of the initial existence of such event or condition, (2) the Company is provided at least 30 days to remedy the event or condition, and (3) the Company fails to reasonably cure the event or condition.

In the event Employee terminates his employment due to a Constructive Termination, the Company shall not be under any further obligation to Employee hereunder, except to promptly pay Employee (i) salary and benefits accrued but unpaid up to the date of termination, (ii) any earned but unpaid Bonus, if any, with respect to any completed fiscal year immediately preceding the date of termination pursuant to Section 3.2 hereof, (iii) reimbursement for expenses accrued and payable under Section 5 hereof, and (iv) Severance Benefits pursuant to Section 7.4.

Upon termination due to a Change of Control (as defined below) or Constructive Termination, for ninety (90) days following termination, Employee agrees to provide reasonable cooperation to the Company at the Company’s expense in winding up Employee’s work for the Company and transferring that work to other individuals as designated by the Company. Upon termination for any reason other than Death, Disability, Change of Control or Constructive Termination, for thirty (30) days following termination, Employee agrees to provide reasonable cooperation to the Company at the Company’s expense in winding up Employee’s work for the Company and transferring that work to other individuals as designated by the Company. Employee also agrees reasonably to cooperate with the Company at Company’s expenses in litigation as requested by the Company; provided that, such cooperation does not harm or conflict with Employee’s interests in such litigation, if any, and Employee is provided reasonable notice so as not to interfere with Employee’s other work or employment obligations.

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To be eligible for any Severance Benefits payments under this Section 7, Employee must (i) prior to the sixtieth (60th) day following the date of termination have executed, delivered to the Company, and not revoked during any allowable revocation period permitted under applicable law a final and complete release in a form that is acceptable and approved by the Company after good faith negotiation with Employee, and (ii) in the Company’s good faith belief, be in full compliance with the provisions of Sections 9 and 11 hereof at the time of any such payment.

7.6           Notice of Non-Renewal by Company.

(a)           In the event the Company provides Employee with Notice of Non-Renewal and Employee’s employment with the Company terminates for any reason within ninety (90) days thereafter (either voluntarily or involuntarily), then the Company shall provide Employee with Severance Benefits upon termination of Employee’s employment with the Company.

(b)           In the event the Company provides Employee with Notice of Non-Renewal, then for a period of fifteen (15) days after the Notice of Non-Renewal, Company agrees to buy from Employee any shares of Company stock fully owned by Employee at the time of Notice of Non-Renewal (the “Employee Stock Put Right”), provided that: (i) at the time Employee has not been charged with any criminal or regulatory violation; and (ii) such purchase does not violate any then-applicable law, regulation or court order, or cause the Company to be in breach of any term, covenant, or agreement with any bank, vendor or other commercial partner. Employee’s notice of intent to exercise the Employee Stock Put Right and the number of shares put to the Company for purchase shall be in writing and delivered to either the Chairman or Secretary of the Company via electronic mail, certified mail or national parcel delivery service. The price per share at which the Company will purchase any shares of Company stock under the Employee Stock Put Right shall be the closing price of the Company’s stock on the trading day immediately preceding the earlier of: (i) the date of the Notice of Non-Renewal; or (ii) any public announcement by the Company of its intent to not renew this Agreement or terminate Employee’s employment. The parties shall use all reasonable efforts to finalize the purchase of the shares under the Employee Stock Put Right within thirty (30) days of Employee’s notice of election of such right. The Employee Stock Put Right shall not apply to (i) any shares issued pursuant to the exercise of any stock options or (ii) shares of unvested restricted stock outstanding at the time of the Notice of Non-Renewal.

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8.           CHANGE IN CONTROL BENEFITS. Should there occur a Change in Control (as defined below), the following provisions shall become applicable:

8.1           During the period (if any) following a Change in Control that Employee shall continue to provide services under this Agreement, then the terms and provisions of this Agreement shall continue in full force and effect.

8.2           Notwithstanding any other provision of Section 7, in the event of (a) a termination by the Company pursuant to Section 7.3 at any time within twelve (12) months after a Change in Control, or (b) a Constructive Termination pursuant to Section 7.5 at any time within twelve (12) months after a Change in Control, the Company shall promptly pay Employee (i) salary and benefits accrued but unpaid up to the date of such event, (ii) any earned but unpaid Bonus, if any, with respect to any completed fiscal year immediately preceding the date of termination pursuant to Section 3.2 hereof; (iii) reimbursement for expenses accrued and payable under Section 5 hereof, and (iv) Severance Benefits pursuant to Section 7.4.

8.3           For purposes of this Section 8, a “Change of Control” shall be deemed to occur upon the earlier to occur of an event described below, the Company entering a definitive agreement to accomplish a transaction or event as described below, or a vote of the directors of the Company approving a definitive agreement for such a transaction or event as described below:

(a)           the sale, lease, conveyance or other disposition of at least fifty percent (50%) of the Company’s assets as an entirety or substantially as an entirety to any person, entity or group of persons acting in concert other than in the ordinary course of business;

(b)           any transaction or series of related transactions (as a result of a tender offer, merger, consolidation or otherwise) that results in any Person (as defined in Section 13(h)(8)(E) under the Securities Exchange Act of 1934) becoming the beneficial owner (as defined in Rule 13d-3 under the Securities Exchange Act of 1934), directly or indirectly, of more than 50% of the aggregate voting power of all classes of common equity of the Company, except if such Person is (i) a subsidiary of the Company, (ii) an employee stock ownership plan for employees of the Company or (iii) a company formed to hold the Company’s common equity securities, provided that, at the time such company became such holding company, substantially all the stockholders of the Company comprise such holding company’s stockholders and hold at least a majority of the voting power of such holding company;

(c)           a merger (in which the Company is not the surviving operating entity), consolidation, liquidation or dissolution of Company or winding up of the business of the Company.

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9.           RESTRICTIONS.

9.1           Non-Disclosure. During and after the Term, Employee agrees to use best efforts and exercise utmost diligence to protect and to safeguard the trade secrets and/or any confidential or proprietary information concerning the Company or its business or any Affiliates of the Company (including, without limitation, trade secrets, plans, processes, customer lists, contracts and compilations of information, records and specifications) which comes to Employee in the course of Employee’s employment and which is not (independent of disclosure by Employee) public knowledge or general knowledge in the trade. Employee agrees not to disclose any of the Company’s or any Affiliate’s trade secrets and/or confidential information and/or proprietary information except as required in the course of Employee’s employment with the Company or by legal process, in which case, Employee agrees to provide the Company with as much notice as is reasonably practicable in the event the Company wishes to intervene to protect its rights. Employee agrees not to use Company’s or any Affiliate’s trade secrets and/or confidential information and /or proprietary information, directly or indirectly, for Employee’s own benefit or for the benefit of another. All files, records, documents, drawings, specifications, memoranda, notes, or other documents relating to the business of the Company or any Affiliate, whether prepared by Employee or otherwise coming into Employee’s possession, shall be the exclusive property of the Company and shall be delivered to the Company and not reproduced and/or retained by Employee upon termination of Employee’s employment for any reason whatsoever or at any other time upon request of the Company.

9.2           Non-solicitation. During the period of Employee's employment, and for a period of one (1) year following the date of termination of Employee’s employment, the Employee shall not directly or indirectly, for himself or for any third party, except as otherwise agreed to in writing by the Company:

(a)           Contact, solicit, advise, consult or do business with any Customer (as hereinafter defined) with which Employee has had direct contact during, and arising from, his employment by the Company, for the purpose of causing such Customer to purchase, or otherwise obtain products or services which are similar to or in any way compete with the products or services sold or provided by the Company or an Affiliate, or

(b)           Induce, or attempt to induce, any Customer with which Employee has had direct contact during the term of, and arising from, his employment by the Company, to cancel, diminish, decrease or curtail any business relationship, contractual or otherwise, with the Company or an Affiliate, or

(c)           Contact, solicit, induce or attempt to induce or influence any employee, independent contractor or agent of any Customer or Company or Affiliate to terminate his or her employment, engagement or contractual relationship with such Customer or Company or Affiliate, or

(d)           Employ or hire any person who is employed by the Company or Affiliate (whether as an employee or an independent contractor) with any business or other entity that is engaged in the industry in which Company or Affiliate is involved.

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9.3           Covenants Against Competition. During the period of Employee's employment, and for a period of one (1) year following the date of Employee’s termination of employment, the Employee shall not within the Restricted Area (as hereinafter defined), directly or indirectly as an employee, employer, consultant, agent, principal, partner, shareholder, corporate officer, director or through any other kind of ownership (other than ownership of securities of publicly held corporations of which Employee owns less than five (5%) percent of any class of securities) or in any other representative or individual capacity:

(a)           Assist or have an interest (whether or not such interest is active), in any person, firm, partnership, association, corporation or business organization, entity or enterprise that is or is about to become directly or indirectly engaged in, any business or activity (whether such enterprise is in operation or in the planning or development stage) that provides, sells, distributes or markets any products or services that compete in any manner with the business conducted by Company or an Affiliate.

(b)           Enter into the employment of or act as an independent contractor or agent for or advisor or consultant to, any person, firm, partnership, association, corporation or business organization, entity or enterprise that is or is about to become directly or indirectly engaged in, any business or activity (whether such enterprise is in operation or in the planning or development stage) that provides, sells, distributes or markets any products or services that compete in any manner with the business conducted by Company or an Affiliate.

Notwithstanding any other provisions herein, in the event of a Constructive Termination pursuant to Section 7.5 at any time within twelve (12) months following a Change in Control, this Section 9.3 shall not apply.

9.4           Definitions.

“Affiliate” shall mean any corporation, partnership, limited liability company, joint venture, or other entity or organization directly or indirectly controlling or controlled by or under direct or indirect common control with such other entity through the ownership of all or part of such entity.

“Customer” shall mean any individual, corporation, partnership, joint venture or other entity, or successors thereof, which has either (i) purchased or contracted for services or products by or through the Company at any time within one (1) year prior to the termination of Employee’s employment with the Company, or (ii) has been directly solicited by the Company within six (6) months prior to the termination of Employee’s employment with the Company, regardless of whether the Employee shall have direct contact with such individual, corporation, partnership, joint venture or entity.

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“Restricted Area” shall mean collectively the United States of America.

“Restrictions” shall mean the terms and covenants of Sections 9.1, 9.2 and 9.3, collectively.

9.5           Enforceability of Agreement.

(a)           Reasonableness of Restrictions. Employee has carefully read and considered the Restrictions and, having done so, agrees that the Restrictions (including, but not limited to, the time period of restriction and the geographical areas of restriction set forth herein) are fair and reasonable and are reasonably required for the protection of the interests of Company, its owners, officers, directors and other employees. Employee has had the opportunity to consult with an attorney prior to the execution of this Agreement, and freely executes this Agreement either (i) following such consultation and with the advice of his attorney, or (ii) after freely waiving such right to consult with an attorney prior to the execution of this Agreement.

(b)           Severability. In the event that, notwithstanding the foregoing, any part of the Restrictions shall be held to be invalid or unenforceable, the remaining parts thereof shall nevertheless continue to be valid and enforceable as though the invalid or unenforceable parts had not been included therein. Notwithstanding the foregoing, it is the intent and agreement of Company and Employee that the Restrictions shall be given the maximum force, effect and application permissible under law.

(c)           Time Period. In the event that a Court of competent jurisdiction shall determine by final judgment that the scope or time period of any of the Restrictions is too broad to be capable of enforcement, such court is authorized to modify such covenants and to enforce them to the full scope and extent and for the full time period that the Court deems just and equitable.

(d)           Passive Interest. The Restrictions shall not be construed to limit in any manner Employee's right to maintain a passive ownership interest of less than five (5%) percent of any class of outstanding securities in any entity, the securities of which are traded on a national exchange, which may compete with Company, so long as Employee shall not have the right or power to elect a member of the Board of Directors of such entity or to otherwise control the actions of such entity.

10.           REMEDIES.

10.1           Remedies Cumulative. Nothing herein contained is intended to waive or diminish any rights the Company, any Affiliate or Employee may have at law or in equity at any time to protect and defend its legitimate property interests including its business relationship with third parties, the foregoing provisions being intended to be in addition to and not in derogation or limitation of any other rights the Company, an Affiliate or Employee may have at law or in equity.

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10.2           Injunctive Relief. Employee hereby acknowledges and agrees that Company would be irreparably injured, the value of the business of Company would be irreparably damaged and Company could not adequately be compensated by monetary damages, if Employee were to violate the Restrictions. Employee covenants and agrees that, if Employee shall violate any of the Restrictions, Company specifically shall be entitled to injunctive and other equitable relief to enjoin Employee's violations of such Restrictions. The prevailing party in any such injunctive action shall be entitled to reimbursement from the other party for all actual attorney fees expended in such action.

10.3           Notice of Violation. In the event Company believes that Employee is violating any of the Restrictions, Company shall so notify Employee in writing, which notice shall describe with as much specificity as possible, the nature of the alleged violation. Provided that Employee is in violation of the Restrictions, if the Employee does not, within fourteen (14) days following receipt of said notice, cease the conduct, terminate the relationship or otherwise cure such violation, the Company shall have no further obligation to make payments to Employee pursuant to the terms of this Agreement following the date of receipt of such notice.

10.4           Accounting For Profits. Employee hereby covenants and agrees that, if Employee shall violate any of the Restrictions, Company shall be entitled to an accounting and repayment of all profits, compensation, commissions, remunerations or benefits which Employee directly or indirectly has realized and/or may realize as a result of, growing out of or in connection with any such violation.

11.           EMPLOYEE FOR HIRE. In addition to Employee’s services, the Company shall own forever and throughout the world (exclusively during the current and renewed or extended term of copyright anywhere in the world and thereafter, non-exclusively) all rights of any kind or nature now or hereafter known in and to all of the products of Employee’s services performed while an employee in any capacity and any and all parts thereof, including, without limitation, copyright, patent and all other property or proprietary rights in or to any ideas, concepts, designs, drawings, plans, prototypes or any other similar creative works and to the product of any or all of such services under this Agreement (collectively, “Inventions”). Employee hereby acknowledges and agrees that for copyright purposes, Employee is performing services as the Company’s employee-for-hire; provided, however, that for purposes of this Agreement, “Inventions” shall not include those that do not relate to the Company’s or an Affiliate’s current business or research and development and were developed without use of any Company or Affiliate trade secret information or Company or Affiliate’s facilities or equipment. Without limiting the generality of the previous two sentences, Employee acknowledges and agrees that all memoranda, notes, records and other documents made or compiled by Employee or made available to Employee while an employee concerning the Company or an Affiliate’s business shall be the Company’s property and shall be delivered by Employee to the Company upon termination of this Agreement or at any other time at the Company’s request. In addition, the Employee hereby agrees to assign to Company in writing (and take any and all other actions as shall be reasonably requested by Company in order to carry out the intent of this Section) any and all rights, title or interest of Employee in any such copyrights, patents, property or proprietary rights relating to such Inventions.

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12.           [INTENTIONALLY DELETED].

13.           MISCELLANEOUS.

13.1           Assignability. This Agreement, including but not limited to paragraphs 9 and 11, shall be binding upon and inure to the benefit of the Company, its respective successors, heirs, and assigns. Except as expressly set forth herein, this Agreement may not be assigned by Employee without the express written consent of the Company.

13.2           Invalid Provisions. If any provision of this Agreement is held to be illegal, invalid, or unenforceable, then such provision shall be fully severable, and this Agreement shall be construed and enforced as if such illegal, invalid, or unenforceable provision had never comprised a part hereof; and the remaining provisions hereof shall remain in full force and effect and shall not be affected by the illegal, invalid, or unenforceable provision or by its severance herefrom. Furthermore, in lieu of such illegal, invalid, or unenforceable provision, there shall be added automatically as a part of this Agreement a provision as similar in terms to such illegal, invalid, or unenforceable provision as may be possible and still be legal, valid, or enforceable.

13.3           Notices. Any notices pertaining to this Agreement shall be addressed to the parties at their addresses stated on the first page hereof. All notices shall be in writing and shall be deemed duly given if personally delivered or sent by registered, certified, overnight or express mail. If sent by registered or certified mail, notice shall be deemed to have been received and effective three days after mailing; if by overnight or express mail, notice shall be deemed received the next business day after being sent. Any party may change its address for notice hereunder by giving notice of such change in the manner provided herein.

13.4           Construction of Agreement. This Agreement contains the entire agreement of the parties respecting the subject matter contained herein. No terms, conditions or warranties other than those contained herein, and no amendments or modification of any provision hereof shall be effective except by a written agreement signed by all of the parties hereto. This Agreement shall not be strictly construed against either party.

13.5           Waiver. The waiver by either party hereto of a breach of any term or provision of this Agreement shall not operate or be construed as a waiver of a subsequent breach of the same provision by any party or of the breach of any other term or provision of this Agreement.

13.6           Titles. Titles of the paragraphs herein are used solely for convenience and shall not be used for interpretation or construing any work, clause, paragraph, or provision of this Agreement.

13.7           Arbitration.

(a)           It is understood and agreed between the parties hereto that, except with respect to claims for workers’ compensation or unemployment compensation benefits, any and all claims, grievances, demands, controversies, causes of action or disputes of any nature whatsoever (including but not limited to tort and contract claims, and claims upon any law, statute, order, or regulation) (hereinafter “Claims”), arising out of, in connection with, or in relation to (i) this Agreement, (ii) questions of arbitrability under this Agreement, or (iii) any relationship between Employee and the Company before, at the time of entering, during the term of, upon or after expiration or termination of this Agreement, shall be resolved by final, binding, non-judicial arbitration in accordance with the Commercial Arbitration Rules of the American Arbitration Association (“AAA”), which rules are incorporated herein by reference. Such dispute resolution process shall be confidential and shall be conducted in accordance with the Kansas Rules of Evidence.

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(b)           Notwithstanding any contrary provision that may be contained in the applicable AAA rules, the parties hereby agree that discovery shall be permitted in connection with any arbitration pursuant to this Agreement, in accordance with the provisions of the Kansas Code of Civil Procedure. Neither party nor the arbitrator shall disclose the existence, content, or results of any arbitration hereunder without the prior written consent of all parties. Except as provided herein, the Federal Arbitration Act shall govern the interpretation, enforcement and all proceedings pursuant to this Section 13.7. The Arbitrator shall apply the substantive law (and the law of remedies, if applicable) of the State of Kansas, or federal law, or both, as applicable. The arbitrator is without jurisdiction to apply any different substantive law. The arbitrator shall have the authority to entertain a motion to dismiss and/or a motion for summary judgment by any party and shall apply the standards governing such motions under Kansas law. The arbitrator shall render an award and a written, reasoned opinion in support thereof. Such award may include attorneys’ fees and costs to the prevailing party. Judgment upon the award may be entered in any court having jurisdiction thereof.

(c)           Adherence to this dispute resolution process shall not limit the Company’s right to obtain any provisional remedy, including but without limitation, injunctive or similar relief, from any court of competent jurisdiction in the event of a breach of Section 9 of this Agreement. This dispute resolution process shall survive the termination of Employee’s employment.

(d)           By signing this Agreement, both Employee and the Company are giving up their respective right to a jury trial.

13.8           Personal Computer. During the Term, the Company shall provide Employee, at Company expense, with a portable personal computer (the “Laptop”) with such capabilities and capacity, and including all necessary software, as shall be reasonably necessary to discharge Employee’s duties under this Agreement. Upon termination of Employee’s employment, the Employee shall promptly deliver to the Company any and all tangible property of the Company, including without limitation the Laptop and any software related thereto and the contents of any files stored therein.

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13.9           Section 409A. This Agreement is intended to comply with Section 409A of the Code or an exemption thereunder and shall be construed and administered in accordance with Section 409A of the Code. Notwithstanding any other provision of this Agreement, payments provided under this Agreement may only be made upon an event and in a manner that complies with Section 409A of the Code or an applicable exemption. Any payments under this Agreement that may be excluded from Section 409A of the Code either as separation pay due to an involuntary separation from service or as a short-term deferral shall be excluded from Section 409A of the Code to the maximum extent possible. For purposes of Section 409A of the Code, each installment payment provided under this Agreement shall be treated as a separate payment. Any payments to be made under this Agreement upon a termination of employment shall only be made upon a "separation from service" under Section 409A of the Code.

Notwithstanding any other provision of this Agreement, if any payment or benefit provided to the Employee in connection with his termination of employment is determined to constitute "nonqualified deferred compensation" within the meaning of Section 409A of the Code and the Employee is determined to be a "specified employee" as defined in Section 409A(a)(2)(b)(i) of the Code, then such payment or benefit shall not be paid until the first payroll date to occur following the six-month anniversary of the date of termination (the "Specified Employee Payment Date"). The aggregate of any payments that would otherwise have been paid before the Specified Employee Payment Date shall be paid to the Employee in a lump sum on the Specified Employee Payment Date and thereafer, any remaining payments shall be paid without delay in accordance with their original schedule.

IN WITNESS WHEREOF, the parties have caused this Agreement to be executed as of the date first set forth above.

THE COMPANY:

CARTESIAN, INC.,
a Delaware corporation

By:	/s/ Peter Woodward

Printed Name: PETER WOODWARD

Title: CHAIRMAN

EMPLOYEE:

/s/ Donald E. Klumb
DONALD E. KLUMB

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